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                                                                   EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent in this Current Report on Form 8-K/A of El Paso Natural Gas Company ("El Paso") dated November 5, 1996, to the use of our report (which is included in the Definitive Schedule 14A of El Paso (the "Definitive Schedule 14A")) dated October 1, 1996 for the Businesses of Newport News; and to all references to our Firm included in the Definitive Schedule 14A. It should be noted that we have not audited any financial statements of the Businesses of Newport News subsequent to December 31, 1995, or performed any audit procedures subsequent to the date of our report.

                                          Arthur Andersen LLP

Washington, D.C.
November 5, 1996